                HEMISPHERX BIOPHARMA, INC.
                    1617 JFK Boulevard
            Philadelphia, Pennsylvania 19103


         NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
               TO BE HELD ON JULY 26, 2000

To the Stockholders of Hemispherx Biopharma, Inc.:

   You are cordially invited to attend the Annual Meeting of Stockholders of Hemispherx Biopharma, Inc. ("Hemispherx"), a Delaware corporation, to be held at The Embassy Suites, 1776 Ben Franklin
Parkway, Philadelphia, Pennsylvania, on Wednesday, July 26, 2000, at 10:00 a.m. local time, for the following purposes:

        1. To elect four members to the Board of Directors of Hemispherx to serve until their respective successors are elected and qualified;

        2. To ratify the selection by Hemispherx of BDO Seidman, LLP, independent public accountants, to audit the financial statements of Hemispherx for the year ending December 31, 2000; and

        3. To transact such other matters as may properly come before the meeting or any adjournment thereof.

   Only stockholders of record at the close of business on May 26, 2000, are entitled to notice of and to vote at the meeting.

   A proxy statement and proxy are enclosed. If you are unable to attend the meeting in person you are urged to sign, date and return the enclosed proxy promptly in the self addressed stamped envelope provided. If you attend the meeting in person, you may withdraw your proxy and vote your shares. We have also enclosed our annual report on Form 10-K for the fiscal year ended December 31, 1999.

                               By Order of the Board of Directors



                                 s\Ransom W. Etheridge,Secretary

Philadelphia, Pennsylvania
June 8, 2000

 PROXY STATEMENT
                    HEMISPHERX BIOPHARMA, INC.
                       1617 JFK Boulevard
                Philadelphia, Pennsylvania 19103


                           INTRODUCTION


   This proxy statement is furnished in connection with the solicitation of proxies for use at the annual meeting of stockholders of Hemispherx to be held on Wednesday, July 26, 2000, and at any adjournments. The accompanying proxy is solicited by the board of directors of Hemispherx and is revocable by the stockholder by notifying Hemispherx's secretary at any time before it is voted, or by voting in person at the annual meeting. This proxy statement and accompanying proxy will be distributed to stockholders beginning on or about June 9, 2000. The principal executive offices of Hemispherx are located at 1617 JFK Boulevard, Philadelphia, Pennsylvania 19103, telephone (215) 988-0080.


               OUTSTANDING SHARES AND VOTING RIGHTS

RECORD DATE; OUTSTANDING SHARES

   Only stockholders of record at the close of business on May 26, 2000, are entitled to receive notice of, and vote at the annual meeting. As of May 26, 2000, the number and class of stock outstanding and entitled to vote at the meeting was 30,078,536 shares of common stock, par value $.001 per share. Each share of common stock is entitled to one vote on all matters. No other class of securities will be entitled to vote at the meeting. There are no cumulative voting rights.

     The nominees receiving the highest number of votes cast by the holders of common stock will be elected as Hemispherx's directors and constitute the entire board of directors of Hemispherx. The affirmative vote of at least a majority of the shares represented and voting at the annual meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) is necessary for approval of Proposal No. 2. A quorum is representation in person or by proxy at the annual meeting of at least one-half of the outstanding shares of Hemispherx.

 REVOCABILITY OF PROXIES

  If you attend the meeting, you may vote in person, regardless of whether you have submitted a proxy. Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before it is voted. It may be revoked by filing, with the corporate secretary of Hemispherx at its principal offices, 1617 JFK Boulevard, Suite 660, Philadelphia, PA 19103, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person.

VOTING AND SOLICITATION

  Every stockholder of record is entitled, for each share held, to one vote on each proposal or item that comes before the meeting. There are no cumulative voting rights. By submitting your proxy, you authorize William A. Carter and Ransom Etheridge and each of them to represent you and vote your shares at the meeting in accordance with your instructions. Messrs. Carter and Etheridge and each of them may also vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any adjournment or postponement of the meeting.

  Hemispherx has borne the cost of preparing, assembling and mailing this proxy solicitation material. The total cost estimated to be spent and the total expenditures to date for, in furtherance of, or in connection with the solicitation of stockholders is approximately $30,000. Hemispherx may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding soliciting materials to beneficial owners. Proxies may be solicited by certain of Hemispherx's directors, officers and employees, without additional compensation, personally, by telephone or by facsimile.

ADJOURNED MEETING

  If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjournment meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting.

TABULATION OF VOTES

  The votes will be tabulated and certified by Hemispherx's transfer agent.

 VOTING BY STREET NAME HOLDERS

     If you are the beneficial owner of shares held in "street name" by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (in which case, the shares will be treated as "broker non-votes").

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The required quorum for the transaction of business at the annual meeting is a majority of the shares of common stock entitled to vote at the annual meeting, in person or by proxy. Shares that are voted "FOR," "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares represented and voting the votes cast at the annual meeting with respect to such matter.

     While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, Hemispherx believes that abstentions should be counted for purposes of determining both: (i) the presence or absence of a quorum for the transaction of business; and
(ii) the total number of votes cast with respect to a proposal (other
than the election of directors).   In the absence of controlling
precedent to the contrary, Hemispherx intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

     Under current Delaware case law, while broker non-votes (i.e. the votes of shares held of record by brokers as to which the underlying beneficial owners have given no voting instructions) should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Hemispherx intends to treat broker non-votes in this manner. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the voting on a proposal.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of Hemispherx that are intended to be presented by such stockholders at the 2001 annual meeting of stockholders must be received by Hemispherx no later than March 1, 2001 in order that they may be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting.

 PROPOSALS TO SHAREHOLDERS

                          PROPOSAL NO. 1

                      ELECTION OF DIRECTORS

     Each nominee to the board of directors will serve until the next annual meeting of stockholders, or until his earlier resignation, removal from office, death or incapacity.

     Unless otherwise specified, the enclosed proxy will be voted in favor of the election of William A. Carter, Richard C. Piani, Ransom W. Etheridge and William M. Mitchell. Information is furnished below with respect to all nominees.

     Set forth below is the biographical information of the nominees and directors of Hemispherx:

WILLIAM A. CARTER, M.D., the co-inventor of Ampligen, joined Hemispherx in 1978, and has served as: (a) Hemispherx's Chief Scientific Officer since May 1989; (b) the Chairman of Hemispherx's Board of Directors since January 1992; (c) Hemispherx's Chief Executive Officer since July 1993;
(d) Hemispherx's President since April, 1995; and (e) a director since 1987. From 1987 to 1988, Dr. Carter served as Hemispherx's Chairman.
Dr. Carter was a leading innovator in the development of human interferon for a variety of treatment indications including various viral diseases and cancer. Dr. Carter received the first FDA approval to initiate clinical trials on a beta interferon product manufactured in the U.S. under his supervision. From 1985 to October 1988, Dr. Carter served as Hemispherx's Chief Executive Officer and Chief Scientist. He received his M.D. degree from Duke University and underwent his post-doctoral training at the National Institutes of Health and Johns Hopkins University. Dr. Carter also served as Professor of Neoplastic Diseases at Hahneman Medical University, a position he held from 1980 to 1998. Dr. Carter served as Director of Clinical Research for Hahneman Medical University's Institute for Cancer and Blood Diseases, and as a professor at Johns Hopkins School of Medicine and the State University of New York at Buffalo. Dr. Carter is a Board certified physician and author of more than 200 scientific articles, including the editing of various textbooks on anti-viral and immune therapy.

RICHARD C. PIANI has been a director of Hemispherx since May 1995. Mr. Piani has been employed as a principal delegate for Industry to the City of Science and Industry, Paris, France, a billion dollar scientific and educational complex since 1985. Mr. Piani provided consulting to Hemispherx in 1993, with respect to general business strategies for Hemispherx's European operations and markets. Mr. Piani served as Chairman of Industrielle du Batiment-Morin, a building materials corporation, from 1986 to 1993. Previously Mr. Piani was a Professor of International Strategy at Paris Dauphine University from 1984 to 1993. From 1979 to 1985, Mr. Piani served as Group Director in Charge of International and Commercial Affairs for Rhone-Poulenc and from 1973 to 1979 he was Chairman and Chief Executive Officer of Societe "La Cellophane", the French company which invented cellophane and several other worldwide products. Mr. Piani has a Law degree from Faculte de Droit, Paris Sorbonne and a Business Administration degree from Ecole des Hautes Etudes Commerciales, Paris.

RANSOM W. ETHERIDGE has been a director of Hemispherx since October 1997, and presently serves as our Secretary. Mr. Etheridge first became associated with Hemispherx in 1980 when he provided consulting services to Hemispherx and participated in negotiations with respect to Hemispherx's initial private placement through Oppenheimer & Co., Inc. Mr. Etheridge has been practicing law since 1967, specializing in corporate law. Mr. Etheridge is a member of the Virginia State Bar, a Judicial Remedies Award Scholar and has served as President of the Tidewater Arthritis Foundation. He is a graduate of Duke University, the Wharton School Business Real Estate Investment Analysis Seminar, and the University of Richmond School of Law.

WILLIAM M. MITCHELL, M.D. has been a director of ours since July 1998. Mr. Mitchell is a Professor of Pathology at Vanderbilt University School of Medicine. Dr. Mitchell earned a M.D. from Vanderbilt and a Ph.D. from Johns Hopkins University, where he served as an Intern in Internal Medicine, followed by a Fellowship at its School of Medicine. Dr. Mitchell has published over 200 papers, reviews and abstracts dealing with viruses and anti-viral drugs. Dr. Mitchell has worked for and with many professional societies, including the International Society for Interferon Research, and committees, among them the National Institutes of Health, AIDS and Related Research Review Group. Dr. Mitchell previously served as a director of Hemispherx from 1987 to 1989.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 1 TO BE IN THE BEST INTERESTS OF HEMISPHERX AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" ALL FOUR OF THE ABOVE-NAMED NOMINEE DIRECTORS OF HEMISPHERX.


              INFORMATION CONCERNING BOARD MEETINGS

   Hemispherx board of directors met four times, the Compensation Committee met once, the Audit Committee met twice, and the Strategic Planning Committee met once during the fiscal year ended December 31,
1999.   All of the incumbent directors attended at least 75% of such meetings.


          INFORMATION CONCERNING COMMITTEES OF THE BOARD

  The board of directors maintains the following committees:

Executive Committee.

  The Executive Committee is composed of William A. Carter, Chief
Executive Officer and President and Ransom W. Etheridge. The Executive Committee makes recommendations to management regarding general business matters of Hemispherx.

Compensation Committee Report on Compensation.

  The Compensation Committee is composed of Ransom W. Etheridge, and Richard C. Piani. The Compensation Committee makes recommendations concerning salaries and compensation for employees of and consultants to Hemispherx.

     The following report of the compensation committee discusses our executive compensation policies and the basis of the compensation paid to our executive officers in 1999:

            In general, the compensation committee seeks to link the compensation paid to each executive officer to the experience and performance of such executive officer. Within these parameters, the executive compensation program attempts to provide an overall level of executive compensation that is competitive with companies of comparable
size and with similar market and operating     characteristics.

        There are three elements in Hemispherx executive total compensation program, all determined by individual and corporate performance as specified in the various employment agreements:

       * Base salary

       * Annual incentive

       * Long-term incentive

Base Salary.

        The Summary Compensation Table shows amounts earned during 1999 by our executive officers. The base compensation of such executive officers is set by the terms of the employment agreement entered into with each such executive officer. The company established the base salaries for Chief Executive Officer, Dr. William A. Carter under an employment agreement in December 3, 1998, which provides for a base salary of $361,586 until May 8, 2004. We also entered into an employment agreement with Robert E. Peterson, Chief Financial Officer for a base salary of $132, 000 until December 31, 2000. Dr. Carter and Mr. Peterson's agreements allow for annual cost of living increases. Harris Freedman, our Vice President of Strategic Alliances also entered into an employment agreement in January1998, for a base salary of $132,000 for a three-year term.

Annual Incentives.

        Our Chief Executive Officer and our Chief Financial Officer are entitled to an annual incentive bonus as determined by the compensation committee based on such executive officers' performance during the previous calendar year. The cash bonus awarded to the company's Chief Executive Officer in 1999 was determined based on provisions of his employment agreements.

Long-Term Incentives.

     The Company grants Long-Term Incentive Awards periodically to align a significant portion of the Executive Compensation Program with shareholder interests. Executives are eligible to participate in Incentive Stock Purchase Plans. In 1999 the Compensation Committee approved and the Company granted 275,000 warrants to officers and directors in recognition of services preformed and services to be performed. The exercise prices of these warrants ranged from $6.00 to $10.00 per share. The term of the warrants is five years.

Chief Executive Officer Compensation.

      The Summary Compensation Table shows amounts earned during 1999 by the company's Chief Executive Officer and President, Dr. William A. Carter of $538,830.00. Dr. Carter's employment agreement sets his base compensation. During 1999, Dr. Carter was paid a bonus of $90,397 in accordance with the terms of his employment agreement. Dr. Carter was also awarded 100,000 warrants to purchase business stock at $6.25 per share.

Compliance With Internal Revenue Code Section 162(m).

      One of the factors the compensation committee considers in connection with compensation matters is the anticipated tax treatment to Hemispherx and to the executives of the compensation arrangements. The deductibility of certain types of compensation depends upon the timing of an executive's vesting in, or exercise of, previously granted rights. Moreover, interpretation of, and changes in, the tax laws and other factors beyond the compensation committee's control also affect the deductibility of compensation. Accordingly, the compensation committee will not necessarily limit executive compensation to that deductible under
Section 162(m) of the Code. The compensation committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its other compensation objectives.

     The foregoing report of the compensation committee shall not be deemed to be incorporated by reference into any filing of Hemispherx under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Hemispherx specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

Audit Committee.

     The Audit Committee is composed of Ransom W. Etheridge, William Mitchell and Richard Piani one of our independent directors. The Audit Committee reviews the results and scope of the audit and other services provided by independent auditors. The Audit Committee is responsible for reviewing reports of financial results, audits, internal controls, and adherence to its Business Conduct Guidelines in compliance with federal procurement laws and regulations.

     The Audit Committee recommends to the board of directors the selection of Hemispherx's outside auditors and reviews their procedures for ensuring their independence with respect to the services performed for Hemispherx. In the opinion of the board, all three Audit Committee members are independent of management and free of any relationship that would interfere with his exercise of independent judgment as members of this committee. The board of directors is in the process of preparing and adopting a written charter for the audit committee. The Audit Committee has reviewed and discussed the audited financials with management and the matters required to be discussed by SAS 61. The committee has also received the written disclosures and the letter from its independent accountants required by Independence Standards Board Standard No.1, and has discussed with its independent accountant the independent accountant's independence. Based on a review of the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in Hemispherx's 1999 annual report on Form 10-K. The Audit Committee met on April 7, 2000 to review results of the 1999 audit.

Strategic Planning Committee.

     The Strategic Planning Committee is composed of William A. Carter and Richard C. Piani. The Strategic Planning Committee makes recommendations to the board of directors of priorities in the application of Hemispherx's financial assets and human resources in the fields of research, marketing and manufacturing. The Strategic Planning Committee has engaged a number of leading consultants in healthcare, drug development and pharmaeconomics to assist in the analysis of various products being developed and/or potential acquisitions being considered by Hemispherx.

                                  EXECUTIVE COMPENSATION
                                SUMMARY COMPENSATION TABLE
                                --------------------------
      Name and                                           Other Annual       Restricted Stock    Option         All Other
 Principal Position               Year      Salary($)   Compensation($)(1)       Awards        Awards($)     Compensation(2)
                                  -----     ---------   -----------------   ----------------   ---------     --------------
William A. Carter                 1999      531,810(3)        -                     -          100,000(5)          17,672
  Chairman of the Board           1998      438,780(4)        -                     -          830,000(6)          19,183
   and CEO                        1997      427,504(4)     13,683                   -              -               11,387

Robert E. Peterson(7)             1999      138,930           -                     -              -                  -
  Chief Financial Officer         1998      132,000           -                     -          100,000(8)             -
                                  1997      132,000           -                     -           13,750(9)             -

David R. Strayer, M.D.            1999      166,231           -                     -              -                  -
Medical Director                  1998      193,544(12)       -                     -           50,000(10)            -
                                  1997      171,926(13)       -                     -           20,000(11)            -

Harris Freedman                   1999      132,000           -                     -           25,000(14)            -
  Vice President                  1998      132,000           -                     -           80,000(15)            -
                                  1997      132,000           -                     -              -                  -

Carol A. Smith, Ph.D.             1999      120,000           -                     -            5,000(16)            -
Director of                       1998       80,231           -                     -              -                  -
  Manufacturing                   1997       67,153           -                     -            6,791(17)            -


(1)  Hemispherx makes available certain non-monetary benefits to its officers with a view to attracting and retaining qualified personnel and facilitating job performance.  Hemispherx considers such benefits to be ordinary and incidental business costs and expenses.  The aggregate value of such benefits, which cannot be precisely ascertained but which is less than 10% of the cash compensation of each of the above-named executive officers, is not included in the table.

(2)  Consists of insurance premiums paid by Hemispherx with respect to term life insurance for the benefit of the named executive officer.

(3)  Includes a bonus of $90,397 approved in 1998 and paid in 1999.


(4)  Includes funds paid to Dr. Carter by Hahneman Medical University where he served as a professor.
   This compensation totaled $79,826 in each of 1998 and 1997.

(5)  Represents warrants to purchase common stock exercisable at $6.25 per share.

(6)  Represents warrants to purchase common stock and includes: (i) 360,000 warrants exercisable at
   $4.00 per share; (ii) 170,000 warrants exercisable at $5.00 per share; and (iii) 300,000 warrants exercisable at $6.00 per share.

(7)  Mr. Peterson is paid on a fee basis.

(8)  Represents warrants to purchase 100,000 shares of common stock at $5.00 per share.

(9)  Represents stock options to purchase shares of common stock at $3.50 per share.  Options vest over a four-year period.

(10) Represents warrants to purchase 50,000 shares of common stock at $4.50 per share.

(11) Represents warrants to purchase 20,000 shares of Common stock at $3.50 per share.

(12) Includes $98,926 paid by Hahneman Medical University.

(13) Includes $98,926 paid by Hahneman Medical University and $23,000 of deferred compensation from prior years.

(14) Represents warrants to purchase 25,000 shares of common  stock at $10.00 per share.

(15) Represents warrants to purchase 80,000 shares of common  stock at $4.00 per share.

(16) Represents warrants to purchase 5,000 shares of common stock at $4.00 per share.

(17) Represents Stock Options to purchase shares of common stock at $3.50 per share.

   Year-End Option Table.  The following table sets forth certain information regarding the stock options held as of December 31, 1999 by the individuals named in the above Summary Compensation Table.

                     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                             AND FISCAL YEAR-END OPTION VALUE


                                                          Securities Underlying            Value of Unexercised
                                                          Unexercised Options at           In-the-Money-Options
                     Shares Acquired   Value                Fiscal Year End(#)            At Fiscal Year End($)(1)
  Name               on Exercise (#)   Realized ($)    Exercisable    Unexercisable      Exercisable    Unexercisable
-----------------    ---------------   -----------     ------------   -------------      -----------    -------------
William A. Carter                                      2,128,728(2)     1,040,000(3)      $6,897,088      $2,675,000
Robert E. Peterson                                       170,700(4)        56,874(5)         601,258          28,387
Harris Freedman                                        1,006,460(6)       150,000(7)       3,220,173           0
David Strayer                                             65,000(9)         5,000(9)         161,875          14,375

(1) Computation based on $6.375, the May 12, 2000 closing price for the common stock on the American
  Stock Exchange.  There is no established value for the BioAegean options.

(2)  Represents (i) 1,400,000 currently exercisable Warrants issued under Rule 701of the Securities Act to purchase common stock at $3.50 per share; (ii) 73,728 stock options to purchase Common stock at
  $2.71 per share; (iii) warrants to purchase 465,000 shares of Common stock at $1.75 per share; and
  (iv) warrants to purchase 190,000 shares of Common stock at $4.00 per share.

(3) Represents (i) stock options to purchase 300,000 shares of the common stock of BioAegean Corp., a wholly owned subsidiary of Hemispherx, at $1.00 per share; and (ii) warrants to purchase 740,000 shares of Common stock at a weighted average price of $5.34 per share.

(4) Represents (i) 24,066 stock options exercisable at an average price of $4.17 per share; (ii)
  50,000 warrants to purchase Common stock at $3.50 per share; and (iii) 100,000 warrants to purchase
  Common stock at $5.00 per share.

(5) Represents (i) stock options to purchase 50,000 shares of the common stock of BioAegean Corp., a wholly owned subsidiary of Hemispherx, at $1.00 per share; and (ii) stock options to purchase
  6,874 shares of Common stock at $3.50 per share.


(6) Represents (i) 400,000 warrants issued under Rule 701 of the Securities Act exercisable at $3.50 per share; (ii) 97,160 warrants to purchase common stock at $3.50 per share; (iii) 325,000 warrants to purchase Common stock at $1.75 per share; (iv) 50,000 warrants to purchase Common stock at $4.00 per share, (v) 25,000 warrants to purchase Common stock at $10.00 per share and (vi) 66,000 Class
  A redeemable warrants to purchase Common stock at $4.00 per share.

(7) Represents (i) stock options to purchase 150,000 shares of the common stock of BioAegean Corp., a wholly owned subsidiary of Hemispherx, at $1.00 per share.

(8) Represents (i) 15,000 stock options exercisable at $3.50 per share; and (ii) 50,000 warrants to purchase Common stock at $4.00 per share.

(9)    Represents stock options to purchase 5,000 shares of Common stock at $3.50 per share.

Employment Agreements

  Hemispherx entered into an amended and restated employment agreement with its President and Chief Executive Officer, Dr. William A. Carter, dated as of December 3, 1998, which provided for his employment until May 8, 2004 at an initial base annual salary of $361,586, subject to annual cost of living increases. In addition, Dr. Carter could receive an annual performance bonus of up to 25% of his base salary, at the sole discretion of the board of directors. Dr. Carter will not participate in any discussions concerning the determination of his annual bonus. Dr. Carter is also entitled to an incentive bonus of 0.5% of the gross proceeds received by Hemispherx from any joint venture or corporate partnering arrangement, up to an aggregate maximum incentive bonus of $250,000 for all such transactions. Dr. Carter's agreement also provides that he be paid a base salary and benefits through May 8, 2004, if he is terminated without "cause", as that term is defined in the agreement. Pursuant to his original agreement, as amended on August 8, 1991, Dr. Carter was granted options to purchase 73,728 shares of Hemispherx's common stock at an exercise price of $2.71 per share. The agreement is automatically renewed for successive one-year periods unless written notice of refusal to renew is given by one party to the other at least 90 days prior to the expiration of the renewal period.

  Hemispherx entered into an employment agreement with Robert E. Peterson dated April 15, 1998, providing for Mr. Peterson's employment as Hemispherx's Chief Financial Officer until December 31, 2000, at an annual base salary of $132,000 per year, subject to annual cost of living increase. In addition, Mr. Peterson shall receive bonus compensation upon Federal Drug Administration approval of Ampligen based on the number of years of his employment by Hemispherx up to the date of such approval. Mr. Peterson also received 100,000 warrants to purchase shares of common stock with an exercise price of $5.00.

  Hemispherx entered into an employment agreement with Harris Freedman providing for Mr. Freedman's employment as Vice President for Strategic Alliances on August 1, 1994. The agreement provides for Mr. Freedman to be employed for a one-year term for a base salary of $120,000 and provides for termination of the agreement upon certain circumstances including termination by Hemispherx or Mr. Freedman on 14 days written
notice or the sale of Mr. Freedman's stock in Hemispherx.   Pursuant to
the agreement, Mr. Freedman was granted Rule 701 Warrants to purchase 400,000 shares of common stock of Hemispherx at $3.50 per share. Mr. Freedman's agreement provides that he shall devote 30% of his business time, attention and energies to Hemispherx during regular business hours. In the event that Mr. Freedman's employment is terminated for any reason other than breach of contract, he shall be entitled to receive accrued and unpaid compensation plus an additional three months' compensation.
In 1996, the base salary was increased to $132,000. In January 1998, the term of Mr. Freedman's employment agreement was extended for an additional three years.

Compensation of Directors

    During the year ended December 31, 1999, each non-employee director received $3,750 per calendar quarter as compensation for serving on the board of directors or any committee thereof. All of the directors are reimbursed for their expenses incurred in attending meetings of the board of directors and its committees. In addition, each non-employee director receives $600 for each board or committee meeting they attend. Certain non-employee directors receive some compensation for special project work performed on behalf of Hemispherx.
 All directors have been granted options to purchase common stock under Hemispherx's 1990 Stock Option Plan and/or Warrants to purchase common stock. Hemispherx believes such compensation and payments are necessary in order for Hemispherx to attract and retain qualified outside directors.

1992 Stock Option Plan

    Hemispherx's 1992 Stock Option Plan (1992 Plan), provides for the grant of options for the purchase of up to an aggregate of 92,160 shares of common stock to Hemispherx's employees, directors, consultants and others whose efforts are important to the success of Hemispherx. The 1992 Plan is administered by the Compensation Committee of the board of directors, which has complete discretion to select the eligible individuals to receive and to establish the terms of option grants. The 1992 Plan provides for the issuance of either non-qualified options or incentive stock options, provided that incentive stock options must be granted with an exercise price of not less than fair market value at the time of grant and that non-qualified stock options may not be granted with an exercise price of less than 50% of the fair market value at the time of grant. The number of shares of common stock available for grant under the 1992 Plan is subject to adjustment for changes in capitalization. To date, no options have been granted under the 1992 Plan.

1990 Stock Option Plan

  Hemispherx's1990 Stock Option Plan (1990 Plan), as amended, provides for the grant of options to employees, directors, officers, consultants and advisors of Hemispherx for the purchase of up to an aggregate of 460,798 shares of common stock. The plan is administered by the Compensation Committee of the board of directors, which has complete discretion to select eligible individuals to receive and to establish the terms of option grants. The number of shares of Common stock available for grant under the 1990 Plan is subject to adjustment for changes in capitalization. As of December 31, 1999, options to acquire an aggregate of 135,763 shares of the common stock were available for grants under the 1990 Plan.

401(K) Plan

  In December 1995, Hemispherx established a defined contribution plan, effective January 1, 1995, the Hemispherx Biopharma employees 401(K) Plan and Trust Agreement. All full time employees of Hemispherx are eligible to participate in the 401(K) plan following one year of employment. Subject to certain limitations imposed by federal tax laws, participants are eligible to contribute up to 15% of their salary (including bonuses and/or commissions per annum. Participants' contributions to the 401(K) plan may be matched by Hemispherx at a rate determined annually by the board of directors. Each participant immediately vests in his or her deferred salary contributions, while Hemispherx contributions will vest over one year. In 1999 Hemispherx provided matching contributions to each employee for up to 6% of annual pay for a total of $44,816 for all employees.

Compensation Committee Interlocks and Insider Participation

  During the fiscal year ended December 31, 1999, the members of Hemispherx's Compensation Committee were Ransom W. Etheridge and Richard
Piani.   Mr. Etheridge is an  attorney in private practice and has
rendered some legal services to Hemispherx for which he received a fee.
 Mr. Piani has received fees for certain consulting work performed for the Company.

                                    ANNUAL RETURN PERCENTAGE
                                         Years Ending


Company Name / Index                 Dec 95   Dec 96   Dec 97    Dec 98   Dec 99
--------------------------------------------------------------------------------
HEMISPHERX BIOPHARMA INC             -37.43      2.74   80.53    69.25    44.55
  S&P SMALLCAP 600 INDEX               4.13     21.32   25.58    -1.31    12.40
              PEER GROUP              51.42     -3.97   19.49     6.85    13.67



                                        INDEXED RETURNS
                            Base         Years Ending
                            Period
Company Name / Index       02Nov95   Dec 95   Dec 96   Dec 97    Dec 98   Dec 99
--------------------------------------------------------------------------------
HEMISPHERX BIOPHARMA INC      100     62.57    64.28   116.05    196.42   283.94
  S&P SMALLCAP 600 INDEX      100    104.13   126.33   158.65    156.58   176.00
              PEER GROUP      100    151.42   145.42   173.75    185.65   211.03


Peer Group Companies
--------------------------------------------------------------------------------
GILEAD SCIENCES INC
ISIS PHARMACEUTICALS INC


                                   TOTAL SHAREHOLDERS RETURN
(The following information was depicted as a line chart in the printed material)

Company Name / Index      02Nov95    Dec 95   Dec 96   Dec 97    Dec 98   Dec 99
--------------------------------------------------------------------------------
HEMISPHERX BIOPHARMA INC      100     62.57    64.28   116.05    196.42   283.94
  S&P SMALLCAP 600 INDEX      100    104.13   126.33   158.65    156.58   176.00
              PEER GROUP      100    151.42   145.42   173.75    185.65   211.03

          Security Ownership of Certain Beneficial
                   Owners and Management
                   ---------------------
The following table sets forth as of May 12, 2000, the number and percentage of outstanding shares of common stock beneficially owned by each of our directors and the executive officers named in the summary compensation table below; and all of our officers and directors as a group. As of May 12, 2000, there were no persons, individually or as a group, known to the Company to be deemed the beneficial owners of five percent or more of the issued and outstanding common stock.

                                       Shares               % of Share
  Officers, Directors and            Beneficially          Beneficially
  Principal Stockholders                Owned                Owned(1)
  ----------------------             ------------          ------------
    William A. Carter, M.D.           3,392,922(2)             10.4%
    Robert E. Peterson                  178,074(3)              *
    Ransom Etheridge                    101,800(4)              *
    Harris Freedman                   1,186,460(5)              3.2%
    Richard C. Piani                     79,216(6)              *
    William Mitchell, M.D.               62,000(7)              *
    David R. Strayer, M.D.               82,746(8)              *
    Josephine Dolhancryk                 82,924(9)              *

    All directors and
    executive officers
    as a group (8 persons)            5,166,132                 5.2%
  -----------------------
           *Less than 1%

        (1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of Common stock, which such person has the right to acquire within 60 days of May 12, 2000. For purposes of computing the percentage of outstanding shares of Common stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within such date is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, Hemispherx believes based on information supplied by such persons, that the persons named in this table have sole voting and investment power with respect to all shares of Common stock which they beneficially own.

        (2) Includes (i) an option to purchase 73,728 shares of Common stock from Hemispherx at an exercise price of $2.71 per share and expiring on August 8, 2001, (ii) Rule 701 Warrants to purchase 1,400,000 shares of Common stock at a price of $3.50 per share, expiring on September 30, 2002; (iii) warrants to purchase 465,000 shares of Common stock at $1.75 per share issued in connection with the 1995 Standby Financing Agreement and expiring on June 30, 2005 ; (iv) 340,000 Common stock warrants exercisable at $4.00 per share and expiring on January 1, 2003 and (v) 20,000 warrants purchase Common stock at $4.00 per share expiring January 1, 2001. Does not include 470,000 Common stock warrants granted in 1998.

        (3) Includes (i) 27,754 options to purchase Common stock at an average exercise price of $3.92 per share, expiring on July 17, 2003; (ii) warrants to purchase 50,000 shares of Common stock at an exercise price of $3.50 per share, expiring on March 1, 2006; (iii) warrants to purchase 100,000 shares of Common stock at $5.00 per share, expiring on April 14, 2006; and (iv) 500 shares of Common stock.

        (4) Includes 20,000 warrants to purchase Common stock at $4.00 per share, expiring on January 1, 2001, 31,800 Class A Warrants to purchase Common stock at $4.00 per share, expiring on November 2, 2000, and 25,000 warrants to purchase Common stock at $6.50 per share and 25,000 warrants to purchase Common stock at $8.00 per share, all expiring on September 12, 2004.

        (5) Includes (i) 67,000 shares of Common stock held by Bridge Ventures, Inc., of which Mr. Freedman is an officer; (ii) 63,000 shares of Common stock held by SMACS Holding Corp., of which Mr. Freedman is an officer; (iii) 50,000 shares of common stock, (iv) warrants to purchase 325,000 shares of Common stock which are exercisable at $1.75 per share and expire on June 30, 2005, issued in connection with the 1995 Standby Financing Agreement owned of record by Bridge Ventures, Inc.; (v) 400,000 Warrants issued under Rule 701 of the Securities Act to purchase Common stock of Hemispherx at an exercise price of $3.50 and expiring on September 30, 2003; (vi) 109,300 Class A Warrants exercisable at $4.00 per share and expiring on November 2, 2000, 71,000 of which are owned by Bridge Ventures, Inc. and 38,300 of which are owned by SMACS Holding Corp.;
          (vii) 97,160 warrants to purchase Common stock exercisable at $4.00 per share, expiring on October 15, 1999; (viii) 50,000 warrants to purchase Common stock at $4.00 per share, expiring on January 1, 2004; and (ix) 25,000 warrants to purchase Common stock at $10.00 per share, expiring on January 1, 2003.

        (6) Includes (i) options to purchase 4,608 shares of Common stock at an exercise price of $4.34, expiring on and 4,608 shares of Common stock owned of record by Mr. Piani's wife;
          (ii) 20,000 warrants to purchase Common stock at $4.00 per share, (iii) warrants to purchase 25,000 shares of common stock at $6.50 per share; and (iv) 25,000 warrants to purchase common stock at $8.00 per share all expiring on September 17, 2004.

        (7) Includes warrants to purchase 12,000 shares of Common stock at $6.00 per share, expiring on August 25, 2001 and 25,000 warrants to purchase 50,000 shares at $6.50 per share and 25,000 warrants to purchase common stock at $8.00 per share all expiring on September 17, 2004.

        (8) Includes (i) stock options to purchase 20,000 shares of Common stock at $3.50 per share; (ii) 50,000 warrants to purchase Common stock at $4.00 per share; and (iii) 12,746 shares of Common stock.

        (9) Includes (i) options to purchase 461 shares of Common stock at an exercise price of $3.80, expiring on February 13, 2002; (ii) options to purchase 359 shares of Common stock $3.80 per share, expiring on May 5, 2002; (iii) 50,000 warrants to purchase Common stock at an exercise price of $3.50 per share, expiring on March 1, 2006; (iv) 5,000 warrants to purchase Common stock at $4.00 per share, expiring on June 7, 2003; (v) 7,104 options to purchase Common stock at $3.50 per share expiring January 22, 2007.

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

             On October 19, 1999, Hemispherx authorized the issuance of 25,000 warrants to purchase Common stock exercisable at $10.00 per share to Harris Freedman, our Vice President of Corporate Communication. The warrants have an expiration date of October 5, 2003.

             On September 18, 1999, we authorized the issuance of 25,000 warrants exercisable at $6.50 per share and 25,000 warrants exercisable at $8.00 to each of our outside directors, Ransom Etheridge, Richard Piani and William Mitchell.

             In April 1999, Hemispherx authorized the issuance of 100,000 warrants exercisable at $6.25 per share to William A. Carter, Chief Executive Officer and President of Hemispherx.

             On August 5, 1998, Hemispherx authorized the issuance of 12,000 warrants to purchase Common stock exercisable at $6.00 per share and expiring on August 25, 2001, to William Mitchell, a director of Hemispherx.

             In April 1998, Hemispherx authorized the issuance of 100,000 warrants to purchase Common stock at an exercise price of $5.00 per share to our Chief Financial Officer, Robert E.
        Peterson, and 50,000 warrants to our Medical Director, David R. Strayer, at an exercise price of $4.00 per share.

             In January 1998, Hemispherx authorized the issuance of the following five year common stock purchase warrants to certain officers and directors of Hemispherx for services rendered: (i) 810,000 warrants to William A. Carter, of which 170,000 are exercisable at $4.00 per share commencing one year from issuance, 170,000 are exercisable at $4.00 per share beginning two years from issuance, 170,000 are exercisable at $5.00 per share beginning three years from issuance, and 300,000 are exercisable at $6.00 per share beginning four years from the date of issuance; and (ii) 160,000 warrants to Bridge Ventures, Inc., a company of which Harris Freedman is Vice President, immediately exercisable at $4.00 per share.

             In January 1998, Hemispherx authorized the issuance of 20,000 Common stock purchase warrants to each of three Hemispherx directors. The aforesaid warrants are exercisable at $4.00 per share during the two-year period commencing on the date of issuance.

             In January 1997, Hemispherx authorized the issuance of stock options to Josephine Dolhancryk (7,104), Robert E. Peterson (13,750), and David R. Strayer (20,000). All are exercisable at $3.50 per share.

             In March 1997, Bridge Ventures, Inc. purchased 75 shares of Series E Preferred at $1,000 per share in a private offering pursuant to Rule 506 the Securities Act and Regulation D promulgated thereunder. The Series E Preferred is convertible into shares of Common stock at $2.00 per share. Harris Freedman, Hemispherx's Vice President, is an officer of Bridge Ventures, Inc.

        Compliance with Section 16(a) of the Exchange Act
        -------------------------------------------------
          Section 16(a) of the Exchange Act requires Hemispherx's officers and directors, and persons who own more than ten percent of a registered class of Hemispherx's equity securities, to file reports with the Securities and Exchange Commission reflecting their initial position of ownership on Form 3 and changes in ownership on Form 4 or Form 5.

          Based solely on a review of the copies of such forms received by Hemispherx, believes that, during the fiscal year ended December 31, 1999, its officers, directors and ten percent stockholders complied with all applicable Section 16(a) filing requirements on a timely basis, except that our director, Ransom Etheridge filed one late Form 4 for one late transaction in March of 1999, for 200 shares gifted to Mr. Etheridge in 1998. The failure of the reporting persons to report on time was inadvertent, and subsequently, Form 3s were filed after the due dates for each reporting person to report the above information.

                        PROPOSAL NO. 2

           RATIFICATION OF SELECTION OF AUDITORS


          The firm of KPMG LLP audited the consolidated balance sheets of Hemispherx subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999.

          KPMG LLP informed the Company on May 3, 2000 that the client-auditor relationship was ceased. On May 3, 2000, with the prior approval of the Board of Directors, the Company informed KPMG that the client-auditor relationship with the Company had ceased and on May 10, 2000 filed a Form 8-K with the SEC, which Form 8-K is hereby incorporated by reference.

          KPMG LLP served as independent accountants of our financial
        statements for the years ended, December 31, 1998 and 1999.   The
        report of KPMG LLP on our financial statements for the years ended, December 31, 1999, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits for the years ended December 31, 1998 and 1999; and, prior to the disengagement of KPMG LLP, we had no disagreements with KPMG LLP on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG LLP would have caused them to make reference thereto in their report on the consolidated financial statements for such years. In the event that a majority of the votes cast are against the ratification, the board of directors will reconsider its selection.

          On June 5, 2000, pursuant to a vote of the board of directors, the firm of BDO Seidman, LLP, was selected to audit the financial statements of Hemispherx for the year ending December 31, 2000. Accordingly, the board of directors will offer the following resolution at the Annual Meeting:

                  RESOLVED, that the appointment by
                  the board of directors of BDO
                  Seidman, LLP,  independent public
                  accountants, to audit the financial
                  statements of Hemispherx for the
                  year ending December 31, 2000, be,
                  and hereby is, ratified and
                  approved.

          It is anticipated that a representative of BDO Seidman, LLP, will be present at the annual meeting and will be available to respond to appropriate questions. It is not anticipated that such representative will make a prepared statement at the meeting; however, the representative shall have the opportunity to do so.

          The affirmative vote of at least a majority of the shares represented and voting at the Annual Meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) is necessary for approval
        of Proposal No. 2.   Under Delaware law, there are no rights of
        appraisal or dissenter's rights, which arise as a result of a vote to ratify the selection of auditors. In the event that a majority of the votes cast are against the ratification, the Board of Directors will reconsider its selection.

        THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF HEMISPHERX AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                           GENERAL

          Unless contrary instructions are indicated on the proxy, all shares of common stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR Proposal No. 2 and for the election of all directors nominated.

          The board of directors knows of no business other than that set forth above to be transacted at the meeting, but if other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of Common stock represented by the proxies in accordance with their judgment on such matters. If a stockholder specifies a different choice on the proxy, his or her shares of Common stock will be voted in accordance with the specification so made.

        IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WE URGE YOU TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE PREPAID ENVELOPE PROVIDED, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE.



                                 By Order of the Board of Directors,
                                 Ransom W. Etheridge, Secretary



        Philadelphia, Pennsylvania
        June 6, 2000

                        HEMISPHERX BIOPHARMA, INC.
         Annual Meeting of Stockholders   Wednesday, July 26, 2000

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints William A. Carter and Ransom Etheridge and each of them, with power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders to be held at The Embassy Suites, 1776 Ben Franklin Parkway, Philadelphia, Pennsylvania, Wednesday, July 26, 2000 at 10:00 a.m. local time and at any adjournment thereof, and to vote the shares of stock the undersigned would be entitled to vote if personally present, as indicted on the reverse side hereof.

          The shares represented by the proxy will be voted as directed. If no contrary instruction is given, the shares will be voted FOR Proposal No. 2 and for the election of William A.
  Carter, Richard C. Piani, Ransom W. Etheridge and William M.
  Mitchell as Directors.

  Please mark boxes in blue or black ink.

  1.   Proposal No. 1 - Election of Directors.

       Nominees:  William A. Carter, Richard C. Piani, Ransom W. Etheridge
                  and William M. Mitchell.

        For All Nominees [_]     Authority Withheld As To All Nominees [_]


       For, except authority withheld as to the following
  nominee(s):
---------------------------------------------------------------------------

  2.   Proposal No. 2 for ratification of the selection of BDO
       Seidman, LLP, as the independent auditors of Hemispherx.

             [_] FOR        [_] AGAINST        [_] ABSTAIN




  3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                              (Please date, sign as name appears
                               at left, and return promptly.
                               If the stock is registered in the
                               name of two or more persons,
                               each should sign.  When signing
                               as Corporate Officer, Partner,
                               Executor, Administrator, Trustee,
                               or Guardian, please give full
                               title.  Please note any change in
                               your address alongside the
                               address as it appears in the Proxy.)

                               Dated:___________________________

                               __________________________________
                                            (Signature)

                               __________________________________
                                            (Print Name)

  SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.